For Immediate Release Contact: Susan E. Bergesen Corporate Communications (248) 312-6237 Susan.Bergesen@flagstar.com Flagstar Names Toan Huynh and Lori Jordan to Board of Directors New directors bring fintech experience, fresh perspectives TROY, Mich., Dec. 21, 2020—Flagstar Bancorp announces the appointment of Toan Huynh and Lori Jordan to its board of directors, keeping a promise made in July to further diversify its board by adding women of color. Both will also serve on the board of Flagstar Bank, the wholly owned subsidiary of the corporation. Huynh is an independent director of Bankers Financial Corporation and a seasoned cloud and digital leader with over 20 years’ experience in various industries designing and implementing digital transformation programs. Jordan is currently with Amazon.com, Inc. where she is strategic product leader for the Amazon Flex Last Mile and Last Mile organizations. “I couldn’t be more pleased than to welcome Toan and Lori to our boards,” said Alessandro DiNello, president and chief executive officer of Flagstar. “Both are exceptional leaders who are standouts in the many fields where they operate. Both have experience with fintechs, cloud platforms, eCommerce, and other technologies that are rapidly transforming the banking and mortgage businesses. I’m confident that the skill sets they bring will prove invaluable as we position Flagstar for continued success.” In her role at Bankers Financial, Huynh chairs the compensation committee and is a member of the audit, compliance, and executive committee, and the enterprise risk committee. She is an active investor and advisor to high-growth technology and software-as-a-service companies. Previously, she served as entrepreneur-in-residence at Citi Ventures and as the U.S.-based partner of Information Venture Partners, where she helped spearhead investments in financial services technologies, including fintechs, banking-as-a-service, and payments. She also was an independent director for Phillips Edison, Inc., III, serving as a member of the audit and compliance committee. She is a long-time supporter of women in technology, venture investing, and finance. During her career of more than 25 years, Jordan spent seven years at Microsoft Corporation, ultimately serving as director of strategy and business development for the Azure core platform, machine learning, and artificial intelligence. She also launched two early stage venture funds, held key positions with companies engaged in eCommerce, co-founded a boutique merger and acquisition advisory firm, led product planning and marketing for a $3 billion-company, and articulated and executed on strategic visions for numerous companies. Along the way, she built a reputation as a results-oriented leader, strategist, and advisor with an impressive track record of success. About Flagstar Flagstar Bancorp, Inc. (NYSE: FBC) is a $29.5 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 160 branches in Michigan, Indiana, California, Wisconsin and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 87 retail locations in 29 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage and other consumer loans, handling payments and record keeping for $227.4 billion of loans representing slightly over 1.1 million borrowers. For more information, please visit flagstar.com. ###